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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2004

DIVIDEND CAPITAL TRUST INC.
(Exact name of small business issuer as specified in its charter)

Maryland	000-50724	82-0538520
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 17th Street, Suite 1700
Denver, CO 80202
(Address of principal executive offices)

(303) 228-2200
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.    Completion of Acquisition or Disposition of Assets

        Purchase of SouthCreek Distribution Center III. On September 21, 2004, we acquired a fee interest in a building totaling 504,000 square feet located in Fairburn, Georgia, a submarket of Atlanta. The building is currently 85% leased to a single tenant, S.C. Johnson & Son, Inc. ("S.C. Johnson"), which previously occupied SouthCreek Distribution Center I and relocated to SouthCreek Distribution Center III on August 1, 2004 upon expiration of their prior lease. In accordance with a lease option pertaining to unoccupied space, S.C. Johnson elected to occupy only 429,000 square feet of the available 504,000 square feet until January 1, 2005 at which time they will take occupancy of the entire building. The total estimated cost of this building is approximately $15.1 million (which includes an acquisition fee of $149,000 that is payable to Dividend Capital Advisors LLC, our advisor), which was paid from net proceeds from our public offering.

        SouthCreek Distribution Center III was acquired from an unrelated third party. The purchase price of this acquisition was determined through negotiations between the seller and our advisor. The total cost of the acquisition may increase by additional costs which have not yet been finally determined. We expect any additional costs to be immaterial.

Item 9.01.    Financial Statements and Exhibits.

        To be filed by amendment. Pursuant to Item 9.01 of Form 8-K, the registrant hereby undertakes to file financial statements filed in response to this item on an amendment to the Current Report on Form 8-K no later than 71 days after September 27, 2004.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DIVIDEND CAPITAL TRUST INC.
September 24, 2004	By:	/s/ EVAN H. ZUCKER Evan H. Zucker Chief Executive Officer

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  Item 2.01. Completion of Acquisition or Disposition of Assets
  Item 9.01. Financial Statements and Exhibits.
SIGNATURES